EXHIBIT 99.1

FNB United Corp. Announces Second Quarter Results

ASHEBORO, N.C., July 29, 2010 (GLOBE NEWSWIRE) -- FNB United Corp. (Nasdaq:FNBN), the holding company for CommunityOne Bank, N.A., and its wholly owned subsidiary, Dover Mortgage Company, today reported a net loss of $25.7 million, or $(2.25) per diluted share, for the second quarter of 2010, compared to a net loss of $1.2 million, or $(0.11) per diluted share, for the second quarter a year ago. Second quarter 2010 results include a $27.4 million provision for loan losses. For the first six months of the year, following a $36.9 million provision for loan losses, FNB United reported a net loss of $30.1 million, or $(2.64) per diluted share, compared to a net loss of $7.4 million, or $(0.65) per diluted share, in the first six months of 2009.

"Our negative operating performance is attributable mainly to increased loan loss provisions, resulting from an intensified re-evaluation process directed toward our classified collateral-dependent real estate loans. In addition, an extensive third-party loan review in the second quarter resulted in some increase in classified loans, which carry higher reserves, and thus increased provisions. Our market continues to be adversely affected by the sluggish North Carolina and national economies, making it harder for some of our current loan customers to recover," said R. Larry Campbell, Interim President and CEO. "In light of market realities, we have continued to set aside significant reserves over the past several quarters, almost doubling our allowance for loan losses since June 2009," Mr. Campbell continued. He further commented, "During the past year we have been reducing our loan portfolio and building liquidity. We are also actively engaged with financial advisors to assist us in developing a capital raising plan over the coming months to stabilize our financial position."

Consent Order

The Bank signed a Consent Order with the Office of the Comptroller of the Currency on July 22, 2010, which mandates specific actions by the Bank to address certain findings from the OCC's examination and to address the Bank's current financial condition. The Consent Order contains various requirements, including a capital directive that requires the Bank to achieve and maintain minimum regulatory capital levels in excess of the statutory minimums to be well-capitalized, more controls on future extensions of credit, and the Bank's development of various programs and procedures to improve its asset quality. In anticipation of the Consent Order, the Bank has been developing a three-year strategic plan that establishes specific objectives, as outlined in the Consent Order.

The Order does not affect the Bank's FDIC coverage. The Bank's customer deposits remain fully insured by the FDIC to the maximum extent allowed by law. The standard deposit insurance amount is $250,000 per depositor for each account ownership category. In addition, the Bank participates in the FDIC's Transaction Account Guarantee program, under which the FDIC will fully guarantee until December 31, 2010, all noninterest-bearing transaction accounts, NOW accounts with interest rates of 0.25% or less and IOLTAs (lawyer trust accounts), without regard to the amount in the account. For calendar years 2011 and 2012, deposits held in noninterest-bearing transaction accounts will be fully insured, regardless of the amount in the account.

Asset Quality and Provision for Loan Losses

Nonperforming loans increased during the quarter to $230.4 million, or 15.14% of total loans, at June 30, 2010, compared to 8.48% at June 30, 2009. Construction and development loans were 52% of nonperforming loans for the quarter. Nonperforming loans were $200.6 million at the end of the preceding quarter and $135.0 million at June 30, 2009.

Provisions for loan losses were $27.4 million for the quarter ended June 30, 2010, compared to $5.5 million in the same period in 2009, with total net charge-offs of $13.6 million in the second quarter of 2010 versus $7.3 million for the same period a year ago. For the six months ended June 30, 2010, provision for loan losses totaled $36.9 million compared to $19.6 million for the prior year period, with 2010 year-to-date net charges-offs of $16.6 million, reduced from $17.5 million in the first half of 2009. FNB United's real estate owned and repossessed loan collateral was $42.1 million at June 30, 2010, compared to $41.4 million in the previous quarter, and $10.4 million at June 30, 2009.

Nonperforming assets were $272.5 million, or 13.47% of total assets at June 30, 2010, compared to $242.1 million, or 11.91% at the end of the preceding quarter, and $145.4 million, or 6.61% a year ago. Nonperforming assets include all nonaccrual loans, all loans over 90 days delinquent and still accruing, other real estate owned, and other repossessed loan collateral. The total allowance for loan losses was $69.8 million at June 30, 2010, equal to 4.58% of loans held for investment, compared to 3.61% at March 31, 2010 and 2.31% at June 30, 2009.

Loans that were delinquent 30-89 days totaled $19.0 million, or 1.25% of total loans at June 30, 2010, compared to $30.7 million, or 1.98% of total loans at March 31, 2010, and $19.0 million, or 1.20% of total loans at June 30, 2009. The Bank had loans 90 days or more past due and still accruing, totaling $5.1 million at June 30, 2010, $4.2 million at March 31, 2010 and $2.7 million at June 30, 2009.

Net Interest Income

Second quarter 2010 net interest income before the provision for loan losses was $14.0 million, compared to $15.7 million in the preceding quarter and $15.2 million in the second quarter a year ago. FNB United's net interest margin was 3.08% for the second quarter of 2010 compared to 3.35% in the immediate prior quarter and 3.13% in the second quarter a year ago. The reduction in the net interest margin in the second quarter 2010 of 27 basis points was primarily attributable to a reduction of 44 basis points in the average yield on commercial loans due to additional loans being put on non-accrual and the related reversal of interest income. The yield on interest earning assets declined 29 basis points compared to the previous quarter while the cost of interest-bearing liabilities decreased by five basis points. For the first six months of 2010, net interest income before the provision for loan losses was $29.7 million, compared to $29.4 million in the first six months of 2009.

Noninterest Income

Total noninterest income was $5.9 million for the second quarter 2010, compared to $5.6 million in the previous quarter and $5.5 million in the second quarter a year ago. Mortgage loan income was $1.2 million, compared to $2.6 million for the same period in 2009, primarily due to a reduction of loans sold into the secondary market from $195.6 million in the second quarter of 2009 to $107.1 million during the second quarter of 2010. The second quarter of 2009 incurred a $1.0 million OTTI charge on an investment security. Noninterest income was $11.6 million for the first half of 2010 compared to $11.1 million in the first half of 2009.

Noninterest Expense

Total noninterest expense was $20.3 million in the second quarter of 2010, compared to $14.8 million in the preceding quarter and $16.4 million in the second quarter a year ago. The increase in the second quarter 2010 versus the first quarter 2010 of $5.5 million is primarily due to an increase in expenses related to other real estate owned of $4.1 million. The second quarter of 2009 included a $1.0 million FDIC special assessment. Compensation and benefit expense for the second quarter 2010 was $762,000 lower than the same period a year ago due in part to the decrease in the number of full-time equivalent employees from an average of 525 in the second quarter 2009 to 512 in the second quarter 2010 and a reduction of the company contribution toward retirement plans.

For the first half of 2010, total noninterest expense increased to $35.1 million, compared to $32.0 million in the first half of 2009. Net of the increase in other real estate owned expenses, expenses declined $1.7 million, or 5.3%.

Loans Held for Investment

Loans held for investment were $1.52 billion at quarter-end 2010, compared to $1.59 billion a year earlier. Home equity loans increased $17.9 million, commercial loans decreased $123.1 million and residential loans were up $21.7 million at June 30, 2010, compared to a year ago. Assets decreased 8.0% to $2.02 billion at June 30, 2010, compared to $2.20 billion a year earlier.

Deposits

Total deposits increased 5.1% to $1.72 billion at June 30, 2010, compared to $1.64 billion twelve months earlier. Certificates of deposit increased 4.0% to $972 million, from $935 million a year ago while other deposits increased 6.6% to $752 million at quarter-end, compared to $705 million a year earlier.

Brokered certificates of deposits were $111.6 million at June 30, 2010, which was 6.5% of total deposits. As a result of the Consent Order described above, the Bank can no longer renew, roll-over or increase the amount of brokered deposits above the amount outstanding at the date of the Consent Order without obtaining a waiver from the OCC. The Bank can apply for a waiver of this rule, but such a waiver may or may not be granted.

Capital Levels and Shareholders' Equity

Shareholders' equity was $72.5 million at June 30, 2010, compared to $192.7 million a year earlier. Shareholders' equity includes the receipt of $51.5 million as a participant in the U.S. Treasury Department's Capital Purchase Program. Book value per common share was $1.76 at quarter-end 2010 compared to $12.33 a year earlier, and tangible book value per common share was $1.36 at quarter-end 2010, compared to $7.28 a year earlier. At June 30, 2010, the Bank is adequately capitalized.

About the Company

FNB United Corp. is the Asheboro, North Carolina based bank holding company for CommunityOne Bank, N.A., and the bank's subsidiary, Dover Mortgage Company. Opened in 1907, CommunityOne Bank (MyYesBank.com) operates 45 offices in 38 communities throughout central, southern and western North Carolina. Through these subsidiaries, FNB United offers a complete line of consumer, mortgage and business banking services, including loan, deposit, cash management, wealth management and internet banking services.

This news release may contain forward-looking statements regarding future events.  Forward-looking statements often address our expected future business and financial performance, and often contain words such as "expect," "anticipate," "intend," "plan," "believe," "seek," or "will." These statements are only predictions and are subject to risks and uncertainties that could cause the actual events or results to differ materially. These risks and uncertainties include risks of managing our growth, changes in financial markets, changes in real estate markets, regulatory changes, changes in interest rates, changes in economic conditions being less favorable than anticipated, and loss of deposits and loan demand to other financial institutions. Additional information concerning factors that could cause actual results to be materially different from those in the forward-looking statements is contained in FNB United's filings with the Securities and Exchange Commission. FNB United does not assume any obligation to update these forward-looking statements or to update the reasons why actual results could differ from those projected in the forward-looking statements.

RESULTS OF OPERATIONS (Unaudited)
(In thousands except share and per share data)
	Quarter Ended				Percent Change From
	June 30, 2010	March 31, 2010	December 31, 2009	June 30, 2009	March 31, 2010	June 30, 2009
Interest Income
Interest and fees on loans	$ 18,137	$ 19,405	$ 20,157	$ 21,264	-6.5%	-14.7%
Interest and dividends on investments securities:
Taxable income	3,120	3,825	4,392	4,108	-18.4%	-24.1%
Non-taxable income	395	435	500	594	-9.2%	-33.5%
Other interest income	107	86	117	87	24.4%	23.0%
Total interest income	21,759	23,751	25,166	26,053	-8.4%	-16.5%
Interest Expense
Deposits	6,215	6,402	7,042	8,605	-2.9%	-27.8%
Borrowed funds	1,534	1,648	1,831	2,202	-6.9%	-30.3%
Total interest expense	7,749	8,050	8,873	10,807	-3.7%	-28.3%
Net Interest Income before Provision for Loan Losses	14,010	15,701	16,293	15,246	-10.8%	-8.1%
Provision for loan losses	27,429	9,490	24,682	5,525	189.0%	396.5%
Net Interest (Loss)/Income After Provision for Loan Losses	(13,419)	6,211	(8,389)	9,721	-316.1%	-238.0%
Noninterest Income
Service charges on deposit accounts	1,981	1,938	2,316	2,173	2.2%	-8.8%
Mortgage loan income	1,207	1,184	1,185	2,631	1.9%	-54.1%
Cardholder and merchant services income	791	680	660	642	16.3%	23.2%
Trust and investment services	518	479	500	440	8.1%	17.7%
Bank-owned life insurance	257	241	236	241	6.6%	6.6%
Other service charges, commissions and fees	236	360	265	299	-34.4%	-21.1%
Security gains/(losses)	828	669	372	4	23.8%	NM
Fair value swap gains	49	45	66	--	8.9%	N/A
Total other-than-temporary impairment loss	--	--	--	(4,367)	N/A	-100.0%
Portion of loss recognized in other comprehensive income	--	--	--	3,367	N/A	-100.0%
Net impairment loss recognized in earnings	--	--	--	(1,000)	N/A	-100.0%
Other income	70	30	125	60	133.3%	16.7%
Total noninterest income	5,937	5,626	5,725	5,490	5.5%	8.1%
Noninterest Expense
Personnel expense	7,691	7,762	7,783	8,453	-0.9%	-9.0%
Net occupancy expense	1,238	1,301	1,349	1,286	-4.8%	-3.7%
Furniture, equipment and data processing expense	1,761	1,769	1,796	1,720	-0.5%	2.4%
Professional fees	810	586	350	473	38.2%	71.2%
Stationery, printing and supplies	141	118	166	156	19.5%	-9.6%
Advertising and marketing	387	483	519	469	-19.9%	-17.5%
Other real estate owned	4,615	471	1,440	187	879.8%	NM
Credit/debit card expense	447	462	416	416	-3.2%	7.5%
FDIC assessment	812	721	730	1,560	12.6%	-47.9%
Other expense	2,369	1,155	1,819	1,636	105.1%	44.8%
Total noninterest expense	20,271	14,828	16,368	16,356	36.7%	23.9%
Loss Before Income Taxes	(27,753)	(2,991)	(19,032)	(1,145)	827.9%	NM
Income taxes (benefit)/expense	(2,828)	586	9,000	(742)	-582.6%	281.1%
Net Loss	(24,925)	(3,577)	(28,032)	(403)	596.8%	NM
Preferred stock dividends	(822)	(819)	(818)	(809)	0.4%	1.6%
Net Loss to Common Shareholders	$ (25,747)	$ (4,396)	$ (28,850)	$ (1,212)	485.7%	NM

Loss per common share:
Basic	$ (2.25)	$ (0.38)	$ (2.53)	$ (0.11)	485.7%	NM
Diluted	$ (2.25)	$ (0.38)	$ (2.53)	$ (0.11)	485.7%	NM
Cash dividends declared per common share	$ --	$ --	$ --	$ 0.025	N/A	-100.0%
Weighted average shares outstanding:
Basic	11,424,435	11,424,159	11,423,058	11,413,735
Diluted	11,424,435	11,424,159	11,423,058	11,413,735

NM = Not Meaningful

RESULTS OF OPERATIONS (Unaudited)
(In thousands except share and per share data)
	Year-to-Date		Percent
	June 30, 2010	June 30, 2009	Change
Interest Income
Interest and fees on loans	$ 37,542	$ 42,863	-12.4%
Interest and dividends on investments securities:
Taxable income	6,945	7,175	-3.2%
Non-taxable income	830	1,194	-30.5%
Other interest income	193	167	15.6%
Total interest income	45,510	51,399	-11.5%
Interest Expense
Deposits	12,617	17,479	-27.8%
Borrowed funds	3,183	4,542	-29.9%
Total interest expense	15,800	22,021	-28.3%
Net Interest Income Before Provision for Loan Losses	29,710	29,378	1.1%
Provision for loan losses	36,919	19,584	88.5%
Net Interest (Loss)/Income After Provision for Loan Losses	(7,209)	9,794	-173.6%
Noninterest Income
Service charges on deposit accounts	3,919	4,306	-9.0%
Mortgage loan income	2,391	4,547	-47.4%
Cardholder and merchant services income	1,470	1,204	22.1%
Trust and investment services	996	781	27.5%
Bank owned life insurance	498	470	6.0%
Other service charges, commissions and fees	596	586	1.7%
Security gains/(losses)	1,497	(2)	N/M
Fair value swap gains	95	--	N/A
Total other than temporary impairment loss	--	(4,367)	-100.0%
Portion of loss recognized in other comprehensive income	--	(3,367)	-100.0%
Net impairment loss recognized in earnings	--	(1,000)	-100.0%
Other income	99	241	-58.9%
Total noninterest income	11,561	11,133	3.8%
Noninterest Expense
Personnel expense	15,453	16,917	-8.7%
Net occupancy expense	2,538	2,808	-9.6%
Furniture, equipment and data processing expense	3,531	3,482	1.4%
Professional fees	1,396	1,233	13.2%
Stationery, printing and supplies	259	338	-23.4%
Advertising and marketing	869	1,056	-17.7%
Other real estate owned	5,086	245	NM
Credit/debit card expense	909	813	11.8%
FDIC assessment	1,534	1,863	-17.7%
Other expense	3,521	3,208	9.8%
Total noninterest expense	35,096	31,963	9.8%
Loss Before Income Taxes	(30,744)	(11,036)	178.6%
Income taxes benefit	(2,242)	(4,866)	-53.9%
Net Loss	(28,502)	(6,170)	361.9%
Preferred stock dividends	(1,641)	(1,240)	32.3%
Net Loss to Common Shareholders	$ (30,143)	$ (7,410)	306.8%

Loss per common share:
Basic	$ (2.64)	$ (0.65)	306.3%
Diluted	$ (2.64)	$ (0.65)	306.3%

Cash dividends declared per common share	$ --	$ 0.05	-100.0%

Weighted average shares outstanding:
Basic	11,424,298	11,411,909
Diluted	11,424,298	11,411,909

NM = Not Meaningful

FINANCIAL CONDITION (Unaudited)
(In thousands except share and per share data)
	As of				Percent Change From
	June 30, 2010	March 31, 2010	December 31, 2009	June 30, 2009	March 31, 2010	June 30, 2009
ASSETS
Cash and due from banks	$ 73,535	$ 49,346	$ 27,600	$ 26,675	49.0%	175.7%
Interest-bearing bank balances	5,024	351	98	56	NM	NM
Federal funds sold	--	--	--	42	N/A	-100.0%
Securities available-for-sale	280,120	183,192	237,630	254,826	52.9%	9.9%
Securities held-to-maturity	--	84,853	88,559	100,475	-100.0%	-100.0%
Loans held for sale	31,559	42,956	58,219	65,084	-26.5%	-51.5%
Loans held for investment	1,521,965	1,548,405	1,563,021	1,591,686	-1.7%	-4.4%
Less: Allowance for loan losses	(69,760)	(55,895)	(49,461)	(36,844)	24.8%	89.3%
Net loans held for investment	1,452,205	1,492,510	1,513,560	1,554,842	-2.7%	-6.6%
Premises and equipment, net	46,858	47,490	48,115	49,430	-1.3%	-5.2%
Other real estate owned	42,002	41,359	35,170	10,264	1.6%	309.2%
Goodwill	--	--	--	52,395	N/A	-100.0%
Core deposit premiums	4,570	4,769	4,968	5,365	-4.2%	-14.8%
Bank-owned life insurance	31,432	31,146	30,883	30,423	0.9%	3.3%
Other assets	55,152	54,572	56,494	49,049	1.1%	12.4%
Total Assets	$ 2,022,457	$ 2,032,544	$ 2,101,296	$ 2,198,926	-0.5%	-8.0%
LIABILITIES
Deposits:
Noninterest-bearing demand deposits	$ 158,949	$ 156,780	$ 152,522	$ 155,223	1.4%	2.4%
Interest-bearing deposits:
Demand, savings, and money market deposits	592,614	612,219	594,377	549,630	-3.2%	7.8%
Time deposits of $100,000 or more	484,734	422,023	425,858	395,490	14.9%	22.6%
Other time deposits	487,463	492,259	549,371	539,412	-1.0%	-9.6%
Total deposits	1,723,760	1,683,281	1,722,128	1,639,755	2.4%	5.1%
Retail repurchase agreements	16,424	13,907	13,592	17,460	18.1%	-5.9%
Federal Home Loan Bank advances	119,573	151,785	166,165	184,445	-21.2%	-35.2%
Federal funds purchased	--	--	10,000	80,000	N/A	-100.0%
Subordinated debt	15,000	15,000	15,000	15,000	0.0%	0.0%
Junior subordinated debentures	56,702	56,702	56,702	56,702	0.0%	0.0%
Other liabilities	18,464	17,769	19,350	12,837	3.9%	43.8%
Total liabilities	1,949,923	1,938,444	2,002,937	2,006,199	0.6%	-2.8%
SHAREHOLDERS' EQUITY
Series A preferred stock	48,558	48,380	48,205	47,864	0.4%	1.4%
Common stock warrants	3,891	3,891	3,891	3,891	0.0%	0.0%
Common stock	28,561	28,566	28,566	28,573	0.0%	0.0%
Surplus	115,057	115,059	115,039	115,043	0.0%	0.0%
Retained earnings/(accumulated deficit)	(126,376)	(101,330)	(96,234)	920	24.7%	NM
Accumulated other comprehensive income/(loss )	2,843	(466)	(1,108)	(3,564)	-710.1%	-179.8%
Total shareholders' equity	72,534	94,100	98,359	192,727	-22.9%	-62.4%
Total Liabilities and Shareholders' Equity	$ 2,022,457	$ 2,032,544	$ 2,101,296	$ 2,198,926	-0.5%	-8.0%
Shares outstanding at end of period	11,424,390	11,426,413	11,426,413	11,429,203	0.0%	0.0%
Book value per common share (1)	$ 1.76	$ 3.66	$ 4.05	$ 12.33	-52.0%	-85.7%
Tangible book value per common share (1)(2)	$ 1.36	$ 3.24	$ 3.61	$ 7.28	-58.1%	-81.3%

NM = Not Meaningful

(1) - Calculation is based on number of shares outstanding at the end of the period rather than weighted average shares outstanding and does not include preferred stock or stock warrants.
(2) - Calculation excludes goodwill and core deposit premiums.

ADDITIONAL FINANCIAL INFORMATION
(Dollars in thousands)
(Rates / Ratios Annualized)
	For the Quarters Ended
OPERATING PERFORMANCE:	June 30, 2010	March 10, 2010	December 31, 2009	June 30, 2009
Average securities	$ 266,316	$ 309,766	$ 348,158	$ 341,381
Average loans held for sale	37,873	40,988	53,308	53,955
Average loans	1,538,220	1,555,865	1,572,025	1,585,440
Average other interest-earning assets	18,613	26,096	27,180	18,903
Average noninterest-earning assets	182,105	142,969	136,870	169,847
Total average assets	$ 2,043,127	$ 2,075,684	$ 2,137,541	$ 2,169,526

Average interest-bearing deposits	$ 1,534,462	$ 1,554,539	$ 1,574,068	$ 1,470,461
Average noninterest bearing deposits	161,138	155,337	152,977	154,327
Average borrowings	234,865	250,274	275,625	339,948
Average noninterest-earning liabilities	16,765	16,792	7,556	11,809
Total average liabilities	1,947,230	1,976,942	2,010,226	1,976,545
Total average shareholders' equity	95,897	98,742	127,315	192,981
Total average liabilities and shareholders' equity	$ 2,043,127	$ 2,075,684	$ 2,137,541	$ 2,169,526

Interest rate yield on loans	4.63%	4.93%	4.93%	5.21%
Interest rate yield on securities	5.61%	5.88%	5.88%	5.90%
Interest rate yield on interest-earning assets	4.75%	5.04%	5.05%	5.30%

Interest rate expense on deposits	1.62%	1.67%	1.77%	2.35%
Interest rate expense on borrowings	2.62%	2.67%	2.64%	2.60%
Interest rate expense on interest-bearing liabilities	1.76%	1.81%	1.90%	2.39%

Interest rate spread	2.99%	3.23%	3.15%	2.90%

Net interest margin	3.08%	3.35%	3.29%	3.13%

Other operating income / Average assets	1.17%	1.10%	1.06%	1.01%
Other operating expense / Average assets	3.98%	2.90%	3.04%	3.02%
Efficiency ratio (other operating expense / revenue before provision)	101.62%	69.53%	74.34%	78.88%
Return on average assets	(4.89%)	(0.70%)	(5.20%)	(0.07%)
Return on average equity	(104.25%)	(14.69%)	(87.35%)	(0.84%)
Average equity / Average assets	4.69%	4.76%	5.96%	8.90%

Tier 1 leverage	4.03%*	5.62%	5.68%	8.60%
Tier 1 risk-based capital	4.96%*	6.90%	6.86%	9.75%
Total risk-based capital	9.13%*	10.53%	10.29%	12.18%

* Estimate

ADDITIONAL FINANCIAL INFORMATION
(Dollars in thousands)
	As of / For the Quarters Ended				As of / For the Six Months Ended
NONPERFORMING ASSETS	June 30, 2010	March 31, 2010	December 31, 2009	June 30, 2009	June 30, 2010	June 30, 2009
Loans on nonaccrual status	$ 225,279	$ 196,405	$ 167,507	$ 132,313	$ 225,279	$ 132,313
Loans more than 90 days delinquent, still on accrual	5,140	4,236	7,085	2,705	5,140	2,705
Total nonperforming loans	230,419	200,641	174,592	135,018	230,419	135,018
Real estate owned (OREO)/Repossessed assets	42,103	41,438	35,238	10,374	42,103	10,374
Total nonperforming assets	$ 272,522	$ 242,079	$ 209,830	$ 145,392	$ 272,522	$ 145,392
Total nonperforming assets/Total assets	13.47%	11.91%	9.99%	6.61%	13.47%	6.61%

CHANGE IN THE ALLOWANCE FOR LOAN LOSSES	June 30, 2010	March 31, 2010	December 31, 2009	June 30, 2009	June 30, 2010	June 30, 2009
Balance, beginning of period	$ 55,895	$ 49,461	$ 42,349	$ 38,573	$ 49,461	$ 34,720
Provision	27,429	9,490	24,657	5,525	36,919	19,584
Recoveries of loans previously charged off	503	451	414	372	954	978
Loans charged-off	(14,067)	(3,507)	(17,959)	(7,626)	(17,574)	(18,438)
Net (charge-offs)/recoveries	(13,564)	(3,056)	(17,545)	(7,254)	(16,620)	(17,460)
Balance, end of period	$ 69,760	$ 55,895	$ 49,461	$ 36,844	$ 69,760	$ 36,844
Net chargeoffs/Average loans outstanding (annualized)	3.54%	0.80%	2.97%	1.83%	2.17%	1.10%
Allowance for loan losses/Loans held for investment	4.58%	3.61%	3.16%	2.31%	4.58%	2.31%

DEPOSITS	June 30, 2010	March 31, 2010	December 31, 2009	June 30, 2009	June 30, 2010	June 30, 2009
Noninterest-bearing	$ 158,949	$ 156,780	$ 152,522	$ 155,223	$ 158,949	$ 155,223
Interest-bearing transaction deposits:
Checking	229,067	232,835	226,696	199,044	229,067	199,044
Money Market	319,777	335,602	326,958	310,036	319,777	310,036
Savings	43,770	43,782	40,723	40,550	43,770	40,550
Total interest-bearing transaction deposits	592,614	612,219	594,377	549,630	592,614	549,630
Interest-bearing time deposits	972,197	914,282	975,229	934,902	972,197	934,902
Total deposits	$ 1,723,760	$ 1,683,281	$ 1,722,128	$ 1,639,755	$ 1,723,760	$ 1,639,755
CONTACT:  FNB United Corp.
          Mark Severson, CFO
          336.626.8351